Consumers Water Company

                            DIVIDEND REINVESTMENT AND
                           COMMON SHARE PURCHASE PLAN
                              --------------------

      The Dividend Reinvestment and Common Share Purchase Plan, as amended (the "Plan"), of Consumers Water Company (the "Company") provides shareholders of the Company with a simple and convenient method of purchasing additional common shares, without payment of any brokerage commission or service charge. Any holder of record of common or preferred shares of the Company is eligible to join the Plan. Participants who are already enrolled in the Plan will continue to participate in the Plan without any further action on their part.

      Holders of the Company's common and/or preferred shares who elect to participate may:

      -- Have cash dividends on all or some of their shares automatically reinvested in additional common shares at current market prices;

      -- Make optional cash investments of not less than $10 per Cash Investment Date nor more than $50,000 per calendar year;

      -- Have shares held under the Plan for safekeeping only, provided that no optional cash investments may be made by participants who do not have dividends reinvested under the Plan.

      The price of common shares purchased directly from the Company for participants in the Plan will be the average of the closing prices for the Company's common shares as quoted on the Nasdaq Stock Market ("Nasdaq") for each of the last five trading days up to and including the date as of which the investment is made or, if no such closing prices are quoted by Nasdaq, as determined in accordance with a method adopted by the Company. The Dividend Investment Dates are the dividend payment dates and the Cash Investment Dates are the first days of every month.

      The price of common shares purchased in the open market or through negotiated transactions will be the weighted average price for all shares purchased by the Agent for the Plan during the Investment Period. The Investment Period is the 30-day period beginning on the Dividend Investment Date or Cash Investment Date.

      This Prospectus relates to 500,000 common shares of the Company. It is suggested that this Prospectus be retained for future reference.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                 The date of this Prospectus is January 21, 1997


                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission (File No. 0-493):

            1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to the 1934 Act.

            2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to the 1934 Act.

            3. The Company's definitive Proxy Statement dated March 29, 1996 in connection with its Annual Meeting of Stockholders, filed pursuant to the 1934 Act.

            4. The description of the common shares which is contained in the Registration Statement on Form 10 filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description under the 1934 Act.

      All reports and other documents filed by the Company pursuant to Section 13, 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering of common shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written requests for such copies should be directed to Consumers Water Company, P.O. Box 599, Portland, ME 04112, Attention:
Shareholder Services.


                                   THE COMPANY

      The Company is a holding and management company. Its principal business is the ownership and operation, through subsidiary companies, of systems for the collection, treatment and distribution of water for public and private use to industrial, commercial and residential consumers, to other utilities for resale and for private and municipal fire protection purposes. The Company owns directly or indirectly at least 90% of the voting shares of 8 water companies which operate 27 separate systems providing water service to approximately
223,000 customers in six states. It also owns 100% of Consumers Applied Technologies, Inc., which provides services primarily in the areas of meter installation, environmental engineering, corrosion engineering, contract operations and water conservation.

      The Company's water subsidiaries are the principal source of consolidated net income from operations. The Company's five largest water subsidiaries, Consumers Ohio Water Company; Consumers Pennsylvania Water Company--Shenango Valley Water Division; Consumers Illinois Water Company; Consumers New Jersey Water Company; and Consumers Pennsylvania Water Company--Roaring Creek Division accounted for approximately 84% of consolidated operating revenues of the water utilities and 84% of consolidated water net utility plant in 1995. The Company's water subsidiaries operate under regulations imposed by the respective state utility regulatory agencies where they carry on their operations.

      The Company was incorporated under the laws of Maine in 1926. Its executive offices are located at Three Canal Plaza, Portland, Maine 04101, its mailing address is P.O. Box 599, Portland, Maine 04112, and its telephone number is (207) 773-6438. Inquiries regarding the Plan may be made to the Company's Shareholder Services Department at the same address, or by calling (800) 292-2925.


                             DESCRIPTION OF THE PLAN

      The Company has had a dividend reinvestment plan for some time. The Plan as described herein is an amended form of the Company's Economic Recovery Tax Act of 1981 Qualified Dividend Reinvestment and Common Share Purchase Plan.

      The following is a question and answer statement of the provisions of the Plan, as amended. It summarizes certain provisions of the Plan and is qualified in its entirety by reference to the Plan which is filed as an exhibit to the registration statement.

Purpose

1. What is the purpose of the Plan?

      The purpose of the Plan is to provide holders of record of the Company's common and preferred shares with a convenient method of investing cash dividends and optional cash investments in additional common shares of the Company without payment of any brokerage commission or service charge. When common shares are purchased under the Plan directly from the Company, the Company will receive additional equity funds which will be made available to its subsidiaries for capital expenditures for extensions, additions and improvements to utility plant, or applied toward payment of indebtedness of the Company or its subsidiaries incurred for such expenditures or used for potential acquisitions or for the Company's other corporate purposes. See "Use of Proceeds".

Advantages

2. What are the advantages of the Plan?

      Participants in the Plan may (a) have cash dividends on all of their common and/or preferred shares automatically reinvested in common shares and in addition make optional cash investments, (b) have cash dividends on only a portion of their common and/or preferred shares automatically reinvested in common shares and in addition make optional cash investments, or (c) have shares held under the Plan for safekeeping only, provided that no optional cash investments may be made by participants who do not have dividends reinvested under the Plan. Cash dividends upon shares which are not to be reinvested are paid directly to the participant for whose benefit such shares are held.

      Optional cash investments may be made on a monthly basis in amounts from $10 minimum per Cash Investment Date to $50,000 maximum per calendar year. No commission or service charge is paid by participants in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends on fractions of shares, as well as full shares, will be credited to participants' accounts. The Company will provide simplified record keeping for shares held by the Agent (as defined below) on behalf of participants under the Plan.

      The Plan also provides, at no cost to the participant, for the safekeeping of share certificates of all participants by the Agent.

Administration

3. Who administers the Plan?

      The Company has appointed First Union National Bank of North Carolina (the "Agent") to hold shares purchased under the Plan on behalf of participants and make open market and negotiated purchases of shares as agent for participants. The Company will administer the Plan and keep a continuous record of each participating shareholder's activities and send a statement of account to each participant following each purchase of shares to be held by the Agent on that participant's behalf.

Participation

4. Who is eligible to participate?

      All holders of record of common and/or preferred shares of the Company are eligible to participate in the Plan. Beneficial owners of common or preferred shares whose shares are registered in names other than their own must arrange with the shareholders of record for participation. To facilitate this, the Company will provide forms for brokers and bank nominees to participate, after signing a contract, on a dividend-by-dividend basis on behalf of beneficial owners. If for any reason a beneficial owner is unable to arrange participation with his broker or bank nominee, the owner must become a record holder by having the shares transferred to the owner's name.

5. How does an eligible shareholder participate?

      A holder of record of common or preferred shares may join the Plan by checking the appropriate box on the Authorization Form and signing and returning it to the Company. A postage-paid, pre-addressed envelope is provided for this purpose. An Authorization Form may be obtained by a shareholder at any time by written request to the Company at P.O. Box 599, Portland, Maine 04112,
Attention: Shareholder Services, or by calling the Shareholder Services Department of the Company at (800) 292-2925.

      In all cases, an Authorization Form or written notification of other instructions must be signed by or on behalf of all owners of record. When shares are held by joint tenants, all should sign. When an Authorization Form or written notification is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the Authorization Form or notification is signed must be specified. An Authorization Form or written notification of a corporate or other organizational owner should be signed by an authorized officer or other official, identified as such.

6. When may a shareholder join the Plan?

      A holder of record of the Company's common or preferred shares may join the Plan at any time. If the Authorization Form is received by the Company after the fifth business day preceding a Dividend Investment Date, reinvestment of dividends will not begin until the next following dividend. However, the Company in its absolute discretion may accept an Authorization Form received after the fifth business day preceding a Dividend Investment Date but before the Dividend Investment Date. Dividends on the common shares are normally payable on the twenty-fifth day of February, May, August and November. Dividends on the preferred shares are normally payable on the first day of January, April, July and October. The record date, from which entitlement to common and/or preferred dividends is determined, is generally from ten to twenty days preceding the payment date.

7. What does the Authorization Form provide?

      By means of the Authorization Form a shareholder may participate in the Plan through the following options:

            A shareholder checking the "Full Dividend Reinvestment" box directs the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf (i) cash dividends on all of the common and/or preferred shares registered in the shareholder's name as well as on all of the shares credited to the shareholder's account under the Plan and (ii) any optional cash investment made within the limits described in Question 14 below.

            A shareholder  checking the "Partial Dividend  Reinvestment" box and
      (i) designating in the appropriate space the number of common or preferred shares registered in the shareholder's name on which cash dividends are to continue to be received, directs the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf cash dividends on the remaining number of common or preferred shares registered in the shareholder's name as well as on all of the shares to be credited to the shareholder's account under the Plan or (ii) designating the amount of dividends which are to continue to be paid in cash, directs the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf cash dividends, if any, in excess of the amount specified and payment to such shareholder of cash dividends up to the amount specified. Shareholders who have dividends reinvested under the Plan may also make optional cash investment within the limits described in Question 14 below.

            A shareholder checking the "safekeeping only" box on the Authorization Form provides for the safekeeping of any shares held on behalf of that shareholder under the Plan and the payment of cash dividends on such shares directly to the participant. Optional cash investments may be made only by participants who have dividends reinvested on some or all of their shares in the Plan. Participants who have elected the "safekeeping only" option and wish to have all or a portion of their dividends reinvested or to make optional cash investments must provide the Company with a new Authorization Form with the appropriate box checked off.

      If a signed Authorization Form is returned to the Company without one of the boxes checked, the shareholder will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned to the Company with the "Partial Dividend Reinvestment" box checked but without the number of shares designated, the form will be returned to the shareholder for completion.

Cost

8. Are there any expenses to participants in connection with purchases under the Plan?

      No. All costs of administration of the Plan are to be paid by the Company. There will be no service charges. There will be no brokerage commissions when shares are purchased under the Plan. In the event a participant withdraws from the Plan and requests the Company to instruct the Agent to sell the participant's shares held by the Agent pursuant to the Plan, the participant will be charged a brokerage commission on the sale and any transfer tax.

Purchases

9. What is the source of shares purchased under the Plan?

      Shares may be purchased under the Plan directly from the Company's authorized but unissued common shares, from the Company's treasury shares, by the Agent on the open market or in negotiated transactions, or a combination of the foregoing. The decision as to whether to purchase shares directly from the Company, from the Company's treasury shares, on the open market or in negotiated transactions will take into account the Company's need for common equity, general market conditions, and any other factors considered to be relevant.

10. What will be the price of the common shares purchased under the Plan?

      The price of the common shares purchased directly from the Company under the Plan will be the average of the closing prices for the Company's common shares as quoted on the Nasdaq Stock Market on the Dividend Investment Date or Cash Investment Date and each of the preceding four trading days. If there is no substantial trading in the Company's common shares for any day in the five-day period, or if Nasdaq does not issue any quotations of the Company's common share transactions for any day in the five-day period, the purchase price shall be determined by the Company on the basis of such market quotations or other method as the Company deems appropriate.

      The purchase price of common shares purchased on the open market or in negotiated transactions will be the weighted average price for all shares acquired by the Agent for the Plan during the 30-day Investment Period. The Investment Period is the 30-day period beginning on the Dividend Investment Date or Cash Investment Date.

11. How many common shares will be purchased for participants?

      The number of shares to be purchased depends on the amount of the participant's reinvested dividends or optional cash investments, and on the price of the common shares. Each participant's account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the purchase price.

12. When shall purchases of common shares be made?

      Purchases of common shares from the Company shall be made as of the Dividend Investment Date or Cash Investment Date. The Dividend Investment Date is each of the common share dividend payment dates and the preferred share dividend payment dates. The Cash Investment Dates are the first days of each month.

      Purchases  of  common   shares  in  the  open  market  or  in   negotiated
transactions shall be made by the Agent within the 30-day Investment Period, subject to applicable requirements of federal or state securities laws affecting the timing and manner of purchases of common shares for the Plan. Common shares purchased on the open market or in negotiated transactions will be credited to participants' accounts as of the last day of the Investment Period or as of the date on which all purchases for the Investment Period are completed.

      Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including in the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made. The Company reserves the right to designate an independent broker to purchase the stock on the open market.

      The transfer of shares to participants' accounts under the Plan will be made as of the Dividend Investment Date or Cash Investment Date, or as of the last day of the Investment Period but, for administrative reasons, may not be effected until up to fourteen days after the related Dividend Investment Date or Cash Investment Date, or last day of the Investment Period.

      No interest will be paid by the Company or the Agent on cash dividends or optional cash investments held under the Plan.

Optional Cash Investments

13. How do optional cash investments work?

      Optional cash investments received by the Company from a participant who has dividends reinvested under the Plan on or prior to the fifth business day preceding a Cash Investment Date will be applied to the purchase of additional common shares as of that Cash Investment Date. However, the Company in its absolute discretion may accept an optional cash investment received after the fifth business day preceding a Cash Investment Date but before the Cash Investment Date and apply it on that Cash Investment Date. The price of the common shares purchased with optional cash investments will be the price described in Question 10 above. No interest will be paid by the Company or the Agent on optional cash investments held under the Plan. Consequently, participants are strongly urged to make their optional cash investments shortly before a Cash Investment Date. However, participants should allow sufficient time to ensure that their investment is received by the Company on or prior to the fifth business day preceding a Cash Investment Date. Optional cash investments should only be sent to the address indicated on the Cash Investment Forms to be provided to participants in the Plan. Deliveries to any other address do not constitute valid delivery.

14. How may optional cash investments be made?

      An optional cash investment may be made by a participant who has dividends reinvested under the Plan by enclosing a check made payable to Consumers Water Company with a Cash Investment Form to be provided by the Company. Optional cash investments may be made through the use of the Cash Investment Forms, sent by the Company to participants or by providing the Company with written instructions in a form acceptable to it containing the same information required by the Cash Investment Form. The same amount of money need not be sent each month, and there is no obligation to make an optional cash investment for each or any Cash Investment Date. A Cash Investment Form may be obtained by a participant in the Plan at any time by written request to the Company at P.O. Box 599, Portland, Maine 04112, Attention: Shareholder Services, or by calling the Shareholder Services Department of the Company at (800) 292-2925.

      Optional cash investments, if made, may not be less than $10 per Cash Investment Date. The maximum optional cash investment is $50,000 per calendar year. Optional cash investments will be refunded if a written request for refund is received by the Company at least five business days prior to the Cash Investment Date on which the cash investment otherwise would have been made. However, the Company in its absolute discretion may accept a written request for refund received after the fifth business day preceding a Cash Investment Date but before the Cash Investment Date.

Reports to Participants

15. How will participants be advised of their purchase of shares?

      As soon as practicable after each purchase a participant will receive a statement reflecting the purchase. These statements are a participant's continuing record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each participant will receive a Prospectus relating to the Plan, and copies of the same communications sent to every other shareholder, including the quarterly reports, annual report, notice of shareholders' meeting and proxy statement, and income tax information for reporting dividends paid and shares sold.

Dividends on shares held under the Plan

16. Will Participants be credited with dividends on shares held in their accounts under the Plan?

      Yes. The Company pays dividends, as declared, to the record holders of all its shares. As the record holder for participants, the Agent will be entitled to receive dividends for all shares credited to participants' accounts on the record date. The Company will credit such dividends to participants on the basis of full and fractional shares held in their accounts, and, for dividends which are to be reinvested, will issue common shares to the Agent with respect to participants' shares subject to the Plan or instruct the Agent to make open market or negotiated purchases in accordance with the Plan with cash dividends paid to the Agent. Cash dividends on shares held under the Plan which a
participant   has  elected  not  to  reinvest  will  be  paid  directly  to  the participant.

Certificates for Shares

17. Will share certificates be issued for common shares purchased?

      Normally, certificates for common shares purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's statements of account. This additional service protects against loss, theft or destruction of stock certificates.

      Certificates for any number of shares, up to the number of full shares credited to an account under the Plan, will be issued upon written request of a participant even though such participant wishes to remain in the Plan. This request should be mailed to the Company at P.O. Box 599, Portland, Maine 04112,
Attention: Shareholder Services. Any remaining full shares and fractional share will continue to be credited to the participant's account.

      Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

      Certificates for a fractional share will not be issued under any circumstance.

18. In whose name will accounts be maintained and certificates registered when issued?

      Accounts for participants will be maintained by the Company in the participants' names as shown on the Company's records at the time the participants enter the Plan. When issued, certificates for full shares will be registered in the account name.

      Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the certificate or stock power bears the signature of the participant and the signature is guaranteed by an eligible guarantor institution which is a member of, or participant in, a signature guarantee program within the meaning of Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934. The term "eligible guarantor institution" includes banks, registered securities brokers, credit unions and savings associations who participate in such a program.

Changing Method of Participation and Withdrawal

19. How does a participant change his or her method of participation?

      A participant may change his or her method of participation at any time by completing an Authorization Form and returning it to the Company at P.O. Box 599, Portland, Maine 04112, Attention: Shareholder Services. An Authorization Form and postage paid envelope may be obtained as stated in Question 5. The amount of dividends to be reinvested as of the next Dividend Payment Date shall be in accordance with such later-dated Authorization Form if it is received by the Company by the date upon which such dividend is declared, but shall be the amount indicated in the original Authorization Form if it is received after such date. However, the Company in its absolute discretion may accept such a later-dated Authorization Form received after the date upon which a dividend is declared, but before the payment date for such dividend. A participant who provides the Company with a later-dated Authorization Form in which the participant elects the safekeeping only option may not make optional cash investments and any optional cash investment held by the Company for application on the next succeeding Cash Investment Date shall be returned to the participant, unless such later-dated Authorization Form is received after the fifth business day preceding the next Cash Investment Date. However, the Company in its absolute discretion may in the event that such a later-dated Authorization Form is received after the fifth business day before a Cash Investment Date return to the participant any moneys otherwise being held for application on such Cash Investment Date.

20. May a participant withdraw from the Plan?

      Yes. The Plan is entirely voluntary and a participant may withdraw at any time. In order to withdraw from the Plan, a participant must provide the Company with a properly executed Plan Withdrawal Form or other written instruction, in a form acceptable to the Company, containing the same information required by the Plan Withdrawal Form.

      If the request to withdraw is received by the Company after the date upon which a dividend is declared, but before the Dividend Investment Date upon which such dividend is to be paid, it shall not be effective until after the Dividend Investment Date. Thereafter all dividends will be paid in cash to the shareholder. A shareholder may elect to re-enroll in the Plan at any time. A participant who has withdrawn from the Plan may not make optional cash investments, and any optional cash investment held by the Company for application on the next succeeding Cash Investment Date shall be returned to the withdrawing participant, unless such withdrawal request is received after the fifth business day preceding the next Cash Investment Date, in which case the withdrawal shall be effective after the next Cash Investment Date. However, the Company in its absolute discretion may accept a request for withdrawal received after the fifth business day preceding the next Cash Investment Date but before the Cash Investment Date and return to the withdrawing participant any moneys otherwise being held for application on such Cash Investment Date.

      As described in Question 17, certificates for any number of shares up to the number of full shares credited to a participant's account under the Plan will be issued to a participant upon request.

21. How does a participant withdraw from the Plan?

      In order to withdraw from the Plan, a participant must provide the Company with a properly executed Plan Withdrawal Form or other written instruction, in a form acceptable to the Company, containing the same information required by the Plan Withdrawal Form. Plan Withdrawal Forms should be addressed to the Company at P.O. Box 599, Portland, Maine 04112, Attention: Shareholder Services. When a participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share.

      Upon withdrawal from the Plan, the participant may, if the participant desires, request that all of the shares, both whole and fractional, credited to the participant's account in the Plan be sold. If a participant requests that such shares be sold, the sale will be made by the Agent in the market within ten trading days after receipt of the request. The participant will receive the proceeds of the sale less brokerage commissions, transfer tax and income tax withheld, if any.

22. What happens to a fraction of a share when a participant withdraws from the Plan?

      When a participant withdraws from the Plan a cash adjustment representing any fraction of a share will be mailed directly to the participant. The cash payment will be based on the selling price of the whole shares or on the closing price of the Common Stock on the business day on which the withdrawal request is received by the Company as published in the Nasdaq Stock Market quotations in the Eastern Edition of The Wall Street Journal.

Other Information

23. What happens when a participant sells or transfers all of the shares registered in the participant's name?

      If a  participant  disposes  of all  shares  of  stock  registered  in the participant's name, the Company will, unless otherwise instructed by the participant, continue to provide for the reinvestment of the dividends on the shares held on the participant's behalf by the Agent under the Plan. Participants who desire to dispose of all shares held on their behalf by the Agent under the Plan must withdraw from the Plan as described in Question 21 above.

24. If the Company sells additional common shares through a rights offering, how will the rights on Plan shares be handled?

      In a rights offering, a participant will receive rights based upon shares held of record and whole shares credited to the participant's account under the Plan.

25. What happens if the Company declares a stock split or stock dividend?

      Any split shares or stock dividend shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the shares held on the participant's behalf by the Agent.

26. How will a participant's shares held under the Plan be voted at meetings of shareholders?

      If shares registered in the name of a participant in the Plan are voted by the participant on any matter submitted to a meeting of shareholders, the Agent will vote shares held in the participant's account under the Plan in accordance with the participant's proxy for the shares registered in the participant's name. If no shares are registered in a participant's name, shares credited to the account of a participant under the Plan will be voted in accordance with instructions of the participant given on an instruction form which will be furnished to the participant. If the participant desires to vote in person at the meeting, a proxy for full shares credited to the participant's account under the Plan may be obtained upon written request received by the Company at least 15 days before the meeting.

      If no instructions are received on a returned proxy card or instruction form, properly signed, with respect to any item thereon, all of the participant's shares--those registered in the participant's name, if any, and those credited to the participant's account under the Plan--will be voted in the same manner as for non-participating shareholders who return proxies and do not provide instructions: in accordance with the recommendations of the Company's management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

27. What are the Federal Income Tax Consequences of Participation in the Plan?

      (a) Treatment of Dividends Generally. In general, except as described below, the federal income tax consequences to an individual or a corporate participant in the Plan may be summarized as follows:

            (i) With respect to reinvested cash dividends used to purchase authorized but unissued common shares or treasury shares directly from the Company, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the dividend payment date of the full number of common shares and any fractional share distributed on that date. The fair market value of such shares on the dividend payment date will be treated as dividend income to the participant. The basis of the shares so purchased will be equal to the fair market value of such shares on the dividend payment date.

            (ii) With respect to reinvested cash dividends used by the Agent to purchase shares for participants in the open market or in negotiated transactions upon instruction from the Company, a participant will be treated for federal income tax purposes as having received a dividend distribution in an amount equal to the cash reinvested plus any brokerage commissions paid by the Company to obtain the shares. The basis of the shares so purchased will be equal to the amount treated as a dividend distribution to the participant.

            (iii) A participant who purchases common shares with optional cash investments will recognize no taxable income upon such purchases except to the extent of any brokerage commissions paid by the Company. The basis of shares purchased in this manner will be the amount of the optional cash investment plus brokerage commissions.

            (iv) Generally, a corporation may deduct 70% of the dividends received or accrued from a domestic corporation.

            (v) A participant's holding period for common shares acquired pursuant to the Plan will begin on the day following the date the shares are credited to the participant's account.

            (vi) A participant will not realize taxable income as a result of receipt of certificates for whole common shares credited to the participant's account, either upon the participant's request for those shares or upon withdrawal from participation in or termination of the Plan.

            (vii) A participant will realize gain or loss when the common shares are sold or exchanged, and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a common share credited to the participant's account upon termination of participation in or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis therefor.

            (viii) For participants who are subject to federal and/or state income tax withholding, the Company will provide for the investment in common shares an amount equal to the dividends less the amount of federal and state income tax required to be withheld by the Company.

      (b) Withholding on Dividends Paid. Payors of reportable dividends and reportable proceeds from the redemption or sale of shares are required to withhold federal income tax equal to 31% from amounts paid or credited to the accounts of nonexempt payees who have failed to furnish the payor with information relating to their federal income tax status, including their correct taxpayer identification numbers as certified on a Form W-9 or a substitute therefor acceptable to the Company in accordance with applicable Regulations of the Internal Revenue Service. Several states have similar state income tax withholding requirements that may apply. If a participant is subject to the 31% federal withholding or any applicable state withholding, the Company will deduct the amount required to be withheld from such dividends or proceeds before such dividends are used to purchase shares from the Company or paid to the Agent to be used for the purchase of shares in the open market or in negotiated transactions. Payments of dividends and proceeds to nonexempt persons and amounts, if any, of tax withheld will be reported to the Internal Revenue Service and the applicable states by the Company as required by law.

      In the case of a foreign shareholder whose dividends are subject to United States income tax withholding and any applicable State income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to be reinvested. The statements confirming purchases made for foreign participants will indicate the amount of tax withheld. The taxation of foreign shareholders is complicated, and, except as noted, is not discussed in this Prospectus. Accordingly, Plan participants should consult with their own tax advisors with respect to federal and foreign tax consequences of participation in the Plan.

      (c) Consultation with Tax Advisor Urged. All participants are urged to consult their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal by them of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

28. May the Plan be changed or discontinued?

      While the Company hopes to continue the Plan indefinitely, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to participants.

29. What is the responsibility of the Company and the Agent under the Plan?

      The Company and the Agent will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for the participant's account and the times when the purchases are made, or with respect to any fluctuation in the market value after purchase or sale of shares.

      The participant should recognize that neither the Company nor the Agent can assure the participant of a profit or protect against a loss on the shares purchased under the Plan.

30. Who interprets and regulates the Plan?

      The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Maine. The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.


                                 USE OF PROCEEDS

      The Company does not know whether all of the common shares covered by this Prospectus will be sold or the exact prices at which they will be sold. The net proceeds from the purchase of common shares directly from the Company will be used for capital expenditures for extensions, additions and improvements to the utility plant and properties of the Company's subsidiaries or for the payment of obligations of the Company or its subsidiaries incurred for such expenditures, for potential acquisitions and for the other general corporate purposes. The Company will receive no proceeds from open market or negotiated purchases.


                                  LEGAL OPINION

      The validity of the additional common shares was passed upon for the Company by its Counsel, Drummond Woodsum & MacMahon, 245 Commercial Street, Portland, Maine. The consent of Drummond Woodsum & MacMahon to the use of its opinion and to the reference to it in the Registration Statement was contained in its opinion.


                                     EXPERTS

      The consolidated financial statements and schedules of the Company and its subsidiaries which are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.



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      No dealer,  salesman or any other person has been  authorized  to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.



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                                    Consumers
                                  Water Company



                              Dividend Reinvestment
                                       and
                                  Common Share
                                  Purchase Plan



                                   Prospectus



                                January 21, 1997




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